Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Form 8-K/A of Veeva Systems Inc. to be filed on or about January 14, 2020 of our report dated October 29, 2019 on our audits of the consolidated financial statements of Crossix Solutions Inc. as of June 30, 2019 and 2018 and for each of the years then ended.

/s/ EISNERAMPER LLP
New York, New York
January 14, 2020